CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report included in this registration statement on Form S-2 (File No. 333-75926) and to the incorporation by reference in this registration statement of our report dated February 26, 2002 in cluded in Fonix Corporation's Form 10-K for the year ended December 31, 2001 and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP

Arthur Andersen LLP

Salt Lake City, Utah
April 3, 2002